EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of SolarWindow Technologies, Inc. on Form S-8 (File No. 333-172824) of our report dated November 29, 2018, with respect to our audit of the consolidated financial statements of SolarWindow Technologies, Inc. as of August 31, 2018 and for the year ended August 31, 2018 and our report dated November 29, 2018, with respect to our audit of the effectiveness of internal control over financial reporting which expressed an adverse opinion because of the existence of material weaknesses of SolarWindow Technologies, Inc. as of August 31, 2018, which reports are included in this Annual Report on Form 10-K of SolarWindow Technologies, Inc. for the year ended August 31, 2018.

/s/ Marcum LLP

Marcum LLP

Melville, NY

November 29, 2018